Exhibit 10.1
NEWFIELD EXPLORATION COMPANY
AMENDMENT NO. 2
TO NEWFIELD EMPLOYEE 1993
INCENTIVE COMPENSATION PLAN
Adopted July 26, 2007
     WHEREAS, Newfield Exploration Company (the “Company”) has heretofore adopted the Newfield Employee 1993 Incentive Compensation Plan, as amended effective as of February 14, 2002 (the “1993 Plan”); and
     WHEREAS, the Company desires to further amend the 1993 Plan and the deferred awards granted thereunder to bring them into compliance with Section 409A of the Internal Revenue Code of 1986;
     NOW, THEREFORE, the 1993 Plan and the deferred awards granted thereunder are hereby amended, effective as of January 1, 2005, as follows:
     1. These changes shall be effective January 1, 2005 but only with respect to a Deferred Incentive Compensation Award outstanding at such time and shall supersede any contrary provision in the 1993 Plan or such Awards.
     2. All amounts (including interest to the date of payment of such amounts) remaining, if any, in each Deferred Incentive Compensation Award Account at the time of a Change of Control shall (i) automatically vest, (ii) not be subject to forfeiture and (iii) be paid to the employee to which each such Deferred Incentive Compensation Award Account relates at the time of such Change of Control. Paragraph (d) of Article IX is deleted in its entirety.
     3. The term “Change of Control” shall mean the occurrence of any of the following:
     (1) the Company is not the surviving Person (as such term is defined below in this definition) in any merger, consolidation or other reorganization (or survives only as a subsidiary of another Person);
     (2) the consummation of a merger or consolidation of the Company with another Person pursuant to which less than 50% of the outstanding voting securities of the surviving or resulting corporation are issued in respect of the capital stock of the Company;
     (3) the Company sells, leases or exchanges all or substantially all of its assets to any other Person;
     (4) the Company is to be dissolved and liquidated;

     (5) any Person, including a “group” as contemplated by Section13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or
     (6) as a result of or in connection with a contested election of directors, the Persons who were directors of the Company before such election cease to constitute a majority of the Board.
Notwithstanding the foregoing, the definition of “Change of Control” shall not include (A) any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction involving solely the Company and one or more Persons that were wholly owned, directly or indirectly, by the Company immediately prior to such event or (B) any event that is not a “change in control” for purposes of Section 409A. For purposes of this definition, “Person” shall mean any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
     4. The term “Permanent Disability” of an employee shall mean that such employee has become “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.
     5. If payment of the Deferred Incentive Compensation Award Account is made because an employee dies or experiences a Permanent Disability, the Company shall pay to the estate of such employee or to such employee, as the case may be, the full amount (including interest to the date of payment of such amount) remaining, if any, in all Deferred Incentive Compensation Award Accounts for such employee at the time of such employee’s death or Permanent Disability. Such payment shall be made on the 90th day after the date of such employee’s death or termination of employment as a result of Permanent Disability or, if such date is not a business day, on the first business day that is at least 90 days following the employee’s death or termination of employment as a result of Permanent Disability.
     6. If payment of the Deferred Incentive Compensation Award Account is made because a former employee dies while still eligible to receive payment for Deferred Incentive Compensation Awards, the Company shall pay to the estate of such former employee the full amount (including interest to the date of payment of such amount) remaining, if any, in all Deferred Incentive Compensation Award Accounts for such employee at the time of such employee’s death. Such payment shall be made on the 90th day after the Company is notified of such employee’s death.
     7. The Company intends that the 1993 Plan by its terms and in operation meet the requirements of Section 409A so that compensation deferred under this Plan (and applicable investment earnings) shall not be included in income under Section 409A. Any ambiguities in the 1993 Plan shall be construed to effect this intent. If any provision of the 1993 Plan is found to be in violation of Section 409A, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with Section 409A, or shall be deemed excised from this Plan, and the 1993 Plan shall be construed and enforced to the maximum extent permitted by Section 409A as if such provision had been originally incorporated in the 1993 Plan as so modified or restricted, or as if such provision had not been originally incorporated in the 1993 Plan, as the case may be.